Exhibit 23.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-54764, 333-129123, 333-144009, 333-168429) and the Registration Statements on Form S-8 (Nos. 33-34640, 33-58734, 33-58627, 33-86978, 33-71200, 333-52203, 333-52201, 333-68421, 333-68477, 333-48702, 333-97875, 333-110411, 333-116185, 333-116186, 333-140360, 333-142997, 333-152617) of Equifax, Inc. of our report dated November 21, 2012 (December 7, 2012 as to the asset purchase agreement described in Note 15) relating to the financial statements of CSC Credit Services, Inc. as of and for the year ended March 31, 2012, appearing in this current report on Form 8-K of Equifax, Inc.

/s/DELOITTE & TOUCHE LLP

McLean, Virginia

December 7, 2012